Exhibit 99.1

MBIA Inc. Reports Fourth Quarter and Full Year 2012 Financial Results

Highlights

  MBIA Inc.’s (the Company’s) Adjusted Book Value (ABV), a non-GAAP measure, was $30.68 per share at December 31, 2012 compared with $30.64 per share at September 30, 2012 and $34.50 per share at December 31, 2011.
  MBIA Inc.’s adjusted pre-tax income, a non-GAAP measure, was $110 million for the fourth quarter of 2012 compared with an adjusted pre-tax loss of $252 million for the fourth quarter of 2011.
  MBIA Inc. recorded net income available to common shareholders of $636 million, or $3.26 per share, for the fourth quarter of 2012, compared with a net loss of $626 million, or $3.23 per share, for the fourth quarter of 2011.
  MBIA Inc.’s net income available to common shareholders for the twelve months ended December 31, 2012 was $1.2 billion, or $6.33 per share, compared with a net loss of $1.3 billion, or $6.69 per share, for the twelve months ended December 31, 2011.

ARMONK, N.Y.--(BUSINESS WIRE)--February 27, 2013--MBIA Inc. (NYSE: MBI) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $30.68 per share at December 31, 2012 compared with $30.64 per share at September 30, 2012 and $34.50 per share at December 31, 2011. Book value per share was $16.22 as of December 31, 2012.

MBIA Inc.’s adjusted pre-tax income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) for the fourth quarter of 2012 was $110 million compared with an adjusted pre-tax loss of $252 million for the fourth quarter of 2011. The improvement in adjusted pre-tax income for the three months ended December 31, 2012 was driven primarily by lower net losses on insured exposures. ABV and adjusted pre-tax income (loss) provide investors with additional views of the Company’s operating results that management finds useful in measuring financial performance. Reconciliations of adjusted book value to book value calculated in accordance with GAAP and adjusted pre-tax income (loss) to pre-tax income (loss) calculated in accordance with GAAP are attached.

Net income available to common shareholders for the fourth quarter of 2012 was $636 million, or $3.26 per share, compared with a net loss of $626 million, or $3.23 per share, for the fourth quarter of 2011. The improvement in net income was primarily the result of changes in the fair value of insured credit derivatives. In the three months ended December 31, 2012, the Company recorded a $411 million net gain on insured credit derivatives compared with a $1.7 billion net loss on insured credit derivatives in the comparable period of 2011. The net gain on insured credit derivatives in the fourth quarter of 2012 resulted from unrealized gains driven by a less favorable market perception of MBIA Insurance Corporation's (MBIA Corp.) credit quality, favorable movements in credit spreads and pricing on collateral within the transactions and shorter weighted-average lives due to the passage of time, partially offset by collateral erosion. The net loss on insured credit derivatives in the fourth quarter of 2011 resulted primarily from an improved market perception of MBIA Corp.'s credit quality. In 2011, realized losses associated with settlement and claim payments on multi-sector CDO and CMBS transactions were largely offset by the reversal of previously booked unrealized losses on those transactions. The Company is required to adjust the values of its derivative liabilities for the market's perception of its non-performance risk. A decrease in the value of the derivative liabilities attributable to an increase in non-performance risk is reflected as an unrealized gain while an increase in the value of the derivative liabilities attributable to a decline in non-performance risk is reflected as an unrealized loss on the income statement.

“Our ongoing objective is to put our firm on a stable financial footing so that we can pursue growth in the future,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “In the fourth quarter we were able to amend our senior debt indentures to reduce risk and permit the holding company greater financial flexibility going forward. In 2013, most of our attention will continue to be on collecting outstanding recoverables arising from ineligible mortgages on securitizations we insured, remediating and reducing potentially volatile insured exposures and resolving litigation over the formation of National.”

Full Year 2012 Results

$ in millions	2012	2011
Full Year Net Income (Loss)	$1,234	$(1,319)
Full Year Adj. Pre-tax Income (Loss)	$(708)	$(497)

Net income available to common shareholders for the twelve months ended December 31, 2012 was $1.2 billion, or $6.33 per share, compared with a net loss of $1.3 billion, or $6.69 per share, for the twelve months ended December 31, 2011. The improvement in net income was primarily the result of $1.5 billion of net gains on insured credit derivatives in the year ended December 31, 2012, compared with $2.8 billion of net losses on insured credit derivatives for the year ended December 31, 2011. The net gains on insured credit derivatives in 2012 were principally associated with the reversal of unrealized losses from commutations, the effects of MBIA’s nonperformance risk on its derivative liabilities and the result of favorable movements in credit spreads and pricing on collateral in the insured transactions, partially offset by settlements and claim payments. The net losses on insured credit derivatives in 2011 principally resulted from favorable changes in the market’s perception of MBIA Corp.’s credit risk on its derivative liabilities, reduced collateral pricing and collateral erosion, partially offset by the reversal of unrealized losses from settlements prior to maturities and terminations.

The adjusted pre-tax loss for the twelve months ended December 31, 2012 was $708 million compared with an adjusted pre-tax loss of $497 million for the twelve months ended December 31, 2011. The unfavorable change for the twelve months ended December 31, 2012 was primarily due to lower net investment income, an increase in legal and litigation related costs and increased losses on insured exposures.

Adjusted Book Value and Book Value

The following is a summary of ABV and book value per share data by segment as of December 31, 2012:

	U.S. Public Finance	Structured Finance and International	Advisory Services	Corporate	Wind-down Segments	Consolidated
12/31/12 ABV per share	$ 25.05	$11.86	$0.12	$(2.92)	$(3.43)	$30.68
12/31/12 BV per share	$20.33	$2.39	$0.12	$(3.10)	$(3.52)	$16.22

Fourth Quarter 2012 Segment Results

The following is a summary of pre-tax results by segment for the fourth quarter of 2012:

$ in millions	U.S. Public Finance	Structured Finance and International	Advisory Services	Corporate	Wind-down Segments	Consolidated
4Q 2012 Pre-tax Income (Loss)	$202	$715	$1	$(13)	$(51)	$839
4Q 2011 Pre-tax Income (Loss)	$163	$(1,121)	$9	$41	$(161)	$(1,074)

Fourth Quarter 2012 Adjusted Pre-Tax Income

The following is a summary of adjusted pre-tax income (loss) for the fourth quarter of 2012 where such results differ from pre-tax income calculated in accordance with GAAP:

$ in millions	Structured Finance and International	Consolidated
4Q 2012 Adj. Pre-tax Income (Loss)	$(13)	$110
4Q 2011 Adj. Pre-tax Income (Loss)	$(300)	$(252)

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National Public Finance Guarantee Corp. (National) subsidiary.

The U.S. public finance insurance segment recorded $202 million of pre-tax income in the fourth quarter of 2012 compared with $163 million of pre-tax income in the fourth quarter of 2011.

Total premiums earned in the U.S. public finance insurance segment were $122 million in the fourth quarter of 2012, up 8 percent from $113 million of total premiums earned in the fourth quarter of 2011, reflecting an increase in refunding premiums earned partially offset by a decrease in scheduled premiums earned.

Net investment income for the U.S. public finance insurance segment was $51 million in the fourth quarter of 2012, flat with the fourth quarter of 2011.

Net gains on financial instruments at fair value and foreign exchange totaled $78 million in the fourth quarter of 2012, compared with $74 million in the fourth quarter of 2011. The gains in both periods were driven by asset sales within the U.S. public finance insurance segment’s investment portfolios.

In the fourth quarter of 2011, other realized losses totaled $32 million and were associated with the write-off of goodwill. There was no corresponding other realized gain or loss in the fourth quarter of 2012.

The U.S. public finance insurance segment’s loss and loss adjustment expenses totaled $6 million in the fourth quarter of 2012 compared with a benefit of $1 million in the fourth quarter of 2011.

Expenses associated with the amortization of deferred acquisition costs totaled $28 million in the fourth quarter of 2012, compared with $25 million in the fourth quarter of 2011, reflecting higher premiums earned.

Operating expenses were $17 million in the fourth quarter of 2012, compared with $22 million in the comparable period of 2011, primarily due to lower compensation expense.

As of December 31, 2012, National’s statutory capital was $3.2 billion and its claims-paying resources (as described in the attached Explanation of Non-GAAP Financial Measures) totaled $5.7 billion.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. and its subsidiaries.

The structured finance and international insurance segment had an adjusted pre-tax loss of $13 million for the fourth quarter of 2012 compared with an adjusted pre-tax loss of $300 million for the fourth quarter of 2011. Premiums earned, net investment income, fees and reimbursements, and premiums and fees on insured derivatives totaled $115 million in the fourth quarter of 2012. All other line items in the aggregate, except losses and credit impairments (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) and loss-related expenses, had a net $90 million negative impact on the adjusted pre-tax loss. Losses, credit impairments and loss-related expenses on insured exposures totaled $38 million in the fourth quarter of 2012, compared with $309 million in the fourth quarter of 2011.

The following is a summary of MBIA Corp.’s insured portfolio economic loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) activity in the fourth quarter.

4Q 2012 Economic Loss (Benefit) Activity
($ in millions)	Second- Lien RMBS	First-Lien RMBS	ABS CDOs	CMBS	Other	Total
Change in Expected Payments	$80	$45	($87)	$311	$0	$349
Change in Expected Salvage	(326)	(3)	23	(2)	(3)	(311)
Total Economic Losses (Benefit)	($246)	$42	($64)	$309	($3)	$38

In the fourth quarter, the Company increased its expectations of future payments on second-lien RMBS exposures by $80 million reflecting slower than expected declines in early stage delinquencies within these transactions. Expected salvage increased by $326 million primarily reflecting a change in the Company’s expectations regarding the collectability of expected recoveries from contractual claims related to ineligible mortgage loans that were improperly included in the insured securitizations. The Company’s estimates for expected recoveries related to “put-backs” of ineligible mortgage loans totaled $3.6 billion as of December 31, 2012. However, based on its assessment of the strength of its contract claims, the Company continues to believe it is entitled to collect the full amount of its cumulative incurred losses on these transactions, which totaled $5.1 billion as of December 31, 2012. In addition, the Company is entitled to receive interest on any judgment it obtains in any litigation seeking to collect these unpaid contract claims and such amounts are not reflected in the Company’s estimated recoveries.

Economic losses on first-lien RMBS exposures totaled $42 million in the fourth quarter due to higher than expected loan loss severities due to recoveries of servicer advances and write-downs from loan modifications.

Fourth quarter economic losses on multi-sector ABS CDOs were a benefit of $64 million, driven by revised expectations for future claims payments and changes to the Company’s projections of future interest rates.

In the fourth quarter of 2012, the Company estimated $309 million of incremental economic losses on certain insured transactions backed by pools of CMBS. The increase reflects adjustments to certain commutation scenarios in the Company’s loss modeling as well as additional deterioration within some insured transactions.

There were no material commutations of insured exposure during the fourth quarter of 2012. During the fourth quarter, MBIA Corp. agreed with a credit default swap counterparty on a commutation of certain potentially volatile policies insuring ABS CDOs, structured CMBS pools and CRE CDO transactions. The agreement was subject to the receipt of certain approvals and non-disapprovals from the New York State Department of Financial Services (NYSDFS). Subsequent to December 31, 2012, the NYSDFS declined to provide such approvals and non-disapprovals.

Portions of the $38 million of total economic losses are on policies subject to insurance accounting while other amounts relate to losses on insured variable interest entities (VIEs) or insured credit derivatives for which GAAP specifies different accounting. The following is a summary of fourth quarter economic losses based on those categories:

4Q 2012 Economic Losses (Benefit)
$ in millions
Change in Expected Payments	$15
Change in Insurance Recoveries	(301)
Loss & LAE Expense on Policies Subject to Insurance Accounting	($286)

Credit Impairments on Insured VIEs	$5

Credit Impairments on Insured Credit Derivatives	$317
LAE on Insured Credit Derivatives	2
Credit Impairments and LAE on Insured Credit Derivatives	$319

Total Economic Losses (Benefit)	$38

Net payment activity on second-lien RMBS exposures consisted of the following:

$ in millions	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012
Paid Claims	$146	$169	$139	$107	$92
Collections on Paid Claims and Putback Recoveries	(93)	(7)	(6)	(6)	(8)
Paid LAE (net of collections)	43	14	35	29	37
Net Payments	$96	$176	$168	$130	$121

Net payments on insured second-lien RMBS exposures totaled $121 million in the fourth quarter of 2012 compared with $130 million in the third quarter of 2012 and $96 million in the fourth quarter of 2011.

As of December 31, 2012, MBIA Corp.’s statutory balance sheet reflected $1.0 billion in cash and invested assets. Cash, short-term investments and other highly liquid investments available to meet liquidity demands, excluding amounts held by subsidiaries, totaled $345 million.

MBIA Corp. had statutory capital of $1.5 billion and claims-paying resources totaling $5.3 billion at December 31, 2012.

As previously announced, the NYSDFS denied MBIA Corp.’s request to make the January 15, 2013 scheduled interest payment on its 14% Fixed-to-Floating Rate Surplus Notes due 2033 (Surplus Notes). Accordingly, MBIA Corp. was not permitted or required to make the January 15, 2013 scheduled interest payment under the terms of the Fiscal Agency Agreement governing the Surplus Notes, and the non-payment does not constitute a default under the Fiscal Agency Agreement or any other MBIA Corp. or MBIA Inc. agreement. The deferred interest payment will be due on the first business day on or after which MBIA Corp. obtains approval to make such payment. No interest will accrue on the deferred interest.

The Company’s expected liquidity and capital forecast for MBIA Corp. for 2013 reflects adequate resources to pay expected claims. However, there is a significant risk to this forecast as MBIA Corp.’s forecast assumes a comprehensive settlement with Bank of America and its affiliates that includes a commutation of the insured CMBS exposure held by Bank of America/Merrill Lynch and the collection of a substantial portion of MBIA Corp.’s put-back claims against Bank of America/Countrywide. The Company believes that a timely settlement will occur because it believes a comprehensive settlement is in the best interests of both MBIA Corp. and Bank of America. A settlement would substantially alleviate the liquidity stress caused by Bank of America/Countrywide’s failure to repurchase the billions of dollars of ineligible loans in MBIA-insured securitizations. While the Company believes it is more likely than not that a timely settlement will be reached, there can be no assurance such a settlement will be reached on mutually acceptable terms and in a timely manner. As previously disclosed, if MBIA Corp. is not able to reach a comprehensive settlement with Bank of America within a reasonable period of time and Bank of America or its affiliates presents substantial claims on its policies covering CMBS pools, MBIA Corp. may have insufficient resources to cover such claims. Consequently, the Company has concluded that there is a significant risk of MBIA Corp. being placed into a rehabilitation or liquidation proceeding by the NYSDFS and, therefore, substantial doubt exists about MBIA Corp.’s ability to continue as a going concern. However, even in such event, the Company believes that MBIA Inc. and National, as well as MBIA Inc.’s non-insurance subsidiaries, remain viable with sound future business plans and that similar going concern considerations do not apply to these entities.

Advisory Services

The Company’s Advisory Services business is primarily conducted in its Cutwater Asset Management subsidiaries. Cutwater recorded pre-tax income of $1 million in the fourth quarter of 2012 compared with pre-tax income of $9 million in the fourth quarter of 2011. The decrease in pre-tax income in the fourth quarter of 2012 compared with the fourth quarter of 2011 was primarily the result of lower fees from affiliates.

MBIA Inc. Holding Company

MBIA Inc. contains the Corporate segment and Wind-down Operations. General corporate activities are conducted through the Corporate segment. The Company’s corporate operations primarily consist of holding company activities, including its service company, Optinuity. The Company’s wind-down operations comprise its ALM and Conduit segments, both of which are in run-off.

The Corporate segment recorded a pre-tax loss of $13 million in the fourth quarter of 2012 compared with pre-tax income of $41 million in the fourth quarter of 2011. The decline in the Corporate segment's pre-tax income was driven by lower fees from an affiliate and a gain from an insurance settlement in the fourth quarter of 2011 that did not recur in the fourth quarter of 2012, partially offset by lower net losses on financial instruments at fair value and foreign exchange. The fees for affiliate services may vary significantly from period to period.

The Company’s wind-down operations recorded a pre-tax loss of $51 million in the fourth quarter of 2012 compared with a pre-tax loss of $161 million in the fourth quarter of 2011. The pre-tax loss in the fourth quarter of 2012 was driven by negative net interest spread in the ALM business and by a $25 million fee paid to a non-insurance affiliate. The pre-tax loss in the fourth quarter of 2011 was driven by a $78 million net loss on financial instruments at fair value and foreign exchange resulting primarily from mark-to-market losses due to an improved market perception of MBIA Corp.'s credit quality and by a $65 million service fee paid to a non-insurance affiliate. Ongoing negative net interest spread in the ALM business, a portion of which is included in net gains (losses) on financial instruments at fair value and foreign exchange, totaled approximately $25 million in the fourth quarter of 2012 and $31 million in the fourth quarter of 2011.

During the fourth quarter, the Company successfully completed a consent solicitation resulting in the amendments to indentures governing its 6.40% Senior Notes due 2022, 7.00% Debentures due 2025, 7.15% Debentures due 2027, 6.625% Debentures due 2028 and 5.70% Senior Notes due 2034 (the "Notes") described in the Company's consent solicitation statement dated November 7, 2012. The amendments substitute one of the Company's subsidiaries, National, for another subsidiary, MBIA Corp., in the definitions of "Restricted Subsidiary" in the Indenture, dated as of August 1, 1990, and "Principal Subsidiaries" in the Senior Indenture, dated as of November 24, 2004, pursuant to which the Notes were issued. MBIA repurchased approximately $172 million of outstanding principal amount of Notes issued under the 2004 Indenture in privately negotiated seller initiated reverse inquiry transactions directly from holders as of the record date that had consented pursuant to the consent solicitation described above.

As of December 31, 2012, MBIA Inc. had liquidity of $239 million comprising cash and liquid assets of $170 million held in the corporate segment available for general corporate liquidity purposes, excluding the amounts held in escrow under its tax sharing agreement, and $69 million not pledged directly as collateral held in the asset/liability products segment. MBIA Inc. seeks to maintain sufficient liquidity and capital resources to meet its general corporate needs as well as the needs of the asset/liability products operations. During the first quarter of 2013, MBIA Inc. received $115 million that was previously held in escrow under the MBIA group tax sharing agreement. The amount represents National’s liability under the tax sharing agreement for the 2010 tax year, and was released pursuant to the terms of the agreement following the expiration of National’s two-year net operating loss carry-back period under U.S. tax rules.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, February 28, 2013 at 8:00 AM (EST) to discuss its fourth quarter and full year 2012 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 93735620. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on February 28 until 11:59 p.m. on March 14 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 93735620. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, whether the Company will realize, or will be delayed in realizing, insurance loss recoveries expected in disputes with sellers/servicers of RMBS transactions at the levels recorded in its financial statements, the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios and in particular, due to the performance of CDOs including multi-sector, CMBS and CRE CDOs and RMBS, the failure to obtain regulatory approval to implement our risk reduction and liquidity strategies, the possibility that loss reserve estimates are not adequate to cover potential claims, the risk that MBIA Insurance Corporation will be placed in a rehabilitation or liquidation proceeding by the NYSDFS, the Company’s ability to access capital and the Company’s exposure to significant fluctuations in liquidity and asset values within the global credit markets, in particular in the ALM business, the Company’s ability to fully implement its strategic plan, including its ability to achieve high stable ratings for National or any other insurance subsidiaries, and the Company’s ability to commute certain of its insured exposures, including as a result of limited available liquidity, the Company’s ability to favorably resolve litigation claims against the Company, and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. The Company services its clients around the globe with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income (Loss): Adjusted pre-tax income (loss), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income (loss). The Company uses adjusted pre-tax income (loss) as a measure of fundamental periodic financial performance. Adjusted pre-tax income (loss) adjusts GAAP pre-tax income (loss) to remove the effects of consolidating insured VIEs and gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income (loss) is not a substitute for and should not be viewed in isolation from GAAP pre-tax income (loss) and the Company’s definition of adjusted pre-tax income (loss) may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual net payments for the period plus the present value of the Company’s estimate of expected future net claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and LAE for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

Economic Losses: Economic losses for a reporting period represent the change in the discounted values of net payments without regard to the manner in which they are presented in the Company’s financial statements. Economic losses are calculated in accordance with GAAP, with the exception of those related to insured credit derivative impairments. The amounts reported for insured credit derivative impairments are calculated in accordance with U.S. STAT because GAAP does not contain a comparable measurement basis for these contracts. Losses and recoverables on VIEs that are eliminated in consolidation are included because the consolidation of these VIEs does not impact whether or not the Company will be required to make payments under insurance contracts. As a result of the different accounting bases of amounts, the total economic losses represent a non-GAAP measure.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions except share and per share amounts)

	December 31, 2012	December 31, 2011
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost
$4,347 and $6,259)	$4,485	$6,177
Fixed-maturity securities at fair value	244	295
Investments pledged as collateral, at fair value (amortized cost $489 and $642)	443	543
Short-term investments held as available-for-sale, at fair value (amortized
cost $662 and $1,577)	669	1,571
Other investments (includes investments at fair value of $12 and $96)	21	107
Total investments	5,862	8,693

Cash and cash equivalents	814	473
Premiums receivable	1,228	1,360
Deferred acquisition costs	302	351
Insurance loss recoverable	3,648	3,046
Property and equipment, at cost (less accumulated depreciation of $146 and $139)	69	69
Deferred income taxes, net	1,199	1,745
Other assets	268	243
Assets of consolidated variable interest entities:
Cash	176	160
Investments held-to-maturity, at amortized cost
(fair value $2,674 and $3,489)	2,829	3,843
Fixed-maturity securities held as available-for-sale, at fair value
(amortized cost $637 and $473)	625	432
Fixed-maturity securities at fair value	1,735	2,884
Loans receivable at fair value	1,881	2,046
Loan repurchase commitments	1,086	1,077
Derivative assets	-	450
Other assets	2	1
Total assets	$21,724	$26,873
Liabilities and Equity
Liabilities:
Unearned premium revenue	$2,938	$3,515
Loss and loss adjustment expense reserves	853	836
Investment agreements	944	1,578
Medium-term notes (includes financial instruments carried at
fair value of $165 and $165)	1,598	1,656
Securities sold under agreements to repurchase	-	287
Long-term debt	1,662	1,840
Derivative liabilities	2,934	5,164
Other liabilities	315	391
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried
at fair value of $3,659 and $4,754)	7,124	8,697
Long-term debt	-	360
Derivative liabilities	162	825
Other liabilities	-	1
Total liabilities	18,530	25,150

Equity:
Preferred stock, par value $1 per share; authorized shares─10,000,000;
issued and outstanding ─ none	-	-
Common stock, par value $1 per share; authorized shares─400,000,000;
issued shares ─ 277,405,039 and 274,896,162	277	275
Additional paid-in capital	3,076	3,072
Retained earnings	2,039	805
Accumulated other comprehensive income (loss), net of
tax of $21 and $105	56	(176)
Treasury stock, at cost ─ 81,733,530 and 81,752,966 shares	(2,275)	(2,276)
Total shareholders' equity of MBIA Inc.	3,173	1,700
Preferred stock of subsidiary and noncontrolling interest	21	23
Total equity	3,194	1,723
Total liabilities and equity	$21,724	$26,873

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three months ended December 31, 2012	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$53	$36	$-	$-	$-	$89	$(8)	$81
Refunding premiums earned	69	-	-	-	-	69	(9)	60
Total premiums earned	122	36	-	-	-	158	(17)	141
Net investment income	51	7	-	3	6	67	(25)	42
Fees and reimbursements	1	37	13	44	-	95	(81)	14
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	1	13	-	-	-	14	-	14
Unrealized gains (losses) on insured derivatives	-	397	-	-	-	397	-	397
Net change in fair value of insured derivatives	1	410	-	-	-	411	-	411
Net gains (losses) on financial instruments at
fair value and foreign exchange	78	20	(1)	(1)	(7)	89	(16)	73
Net gains (losses) on extinguishment of debt	-	-	-	(1)	1	-	-	-
Revenues of consolidated VIEs:
Net investment income	-	13	-	-	3	16	-	16
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	33	-	-	-	33	2	35
Total revenues	253	556	12	45	3	869	(137)	732

Expenses:
Losses and loss adjustment	6	(286)	-	-	-	(280)	-	(280)
Amortization of deferred acquisition costs	28	31	-	-	-	59	(45)	14
Operating	17	20	11	44	3	95	(21)	74
Interest	-	62	-	14	23	99	(29)	70
Expenses of consolidated VIEs:
Operating	-	4	-	-	26	30	(27)	3
Interest	-	10	-	-	2	12	-	12

Total expenses	51	(159)	11	58	54	15	(122)	(107)

Pre-tax income (loss)	$202	$715	$1	$(13)	$(51)	$854	$(15)	839

Provision (benefit) for income taxes								203

Net income (loss)								$636

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three months ended December 31, 2011	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$63	$49	$-	$-	$-	$112	$(10)	$102
Refunding premiums earned	50	-	-	-	-	50	(9)	41
Total premiums earned	113	49	-	-	-	162	(19)	143
Net investment income	51	12	-	2	19	84	-	84
Fees and reimbursements	3	26	21	87	-	137	(128)	9
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	-	(1,772)	-	-	-	(1,772)	-	(1,772)
Unrealized gains (losses) on insured derivatives	-	90	-	-	-	90	-	90
Net change in fair value of insured derivatives	-	(1,682)	-	-	-	(1,682)	-	(1,682)
Net gains (losses) on financial instruments at
fair value and foreign exchange	74	47	-	(24)	(78)	19	(4)	15
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(97)	-	(3)	-	(100)	-	(100)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	39	-	4	-	43	-	43
Net investment losses related to
other-than-temporary impairments	-	(58)	-	1	-	(57)	-	(57)
Other net realized gains (losses)	(32)	-	-	25	-	(7)	-	(7)
Revenues of consolidated VIEs:
Net investment income	-	13	-	-	3	16	1	17
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	58	-	-	(1)	57	(1)	56
Other net realized gains (losses)	-	255	-	-	-	255	-	255

Total revenues	209	(1,280)	21	91	(57)	(1,016)	(151)	(1,167)

Expenses:
Losses and loss adjustment	(1)	(284)	-	-	-	(285)	-	(285)
Amortization of deferred acquisition costs	25	29	-	-	-	54	(42)	12
Operating	22	40	12	36	3	113	(30)	83
Interest	-	38	-	14	31	83	(8)	75
Expenses of consolidated VIEs:
Operating	-	6	-	-	65	71	(66)	5
Interest	-	12	-	-	5	17	-	17

Total expenses	46	(159)	12	50	104	53	(146)	(93)

Pre-tax income (loss)	$163	$(1,121)	$9	$41	$(161)	$(1,069)	$(5)	(1,074)

Provision (benefit) for income taxes								(448)

Net income (loss)								$(626)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Twelve months ended December 31, 2012	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$221	$179	$-	$-	$-	$400	$(28)	$372
Refunding premiums earned	271	-	-	-	-	271	(38)	233
Total premiums earned	492	179	-	-	-	671	(66)	605
Net investment income	218	28	-	14	43	303	(89)	214
Fees and reimbursements	6	146	55	177	-	384	(323)	61
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	1	(407)	-	-	-	(406)	-	(406)
Unrealized gains (losses) on insured derivatives	-	1,870	-	-	-	1,870	-	1,870
Net change in fair value of insured derivatives	1	1,463	-	-	-	1,464	-	1,464
Net gains (losses) on financial instruments at
fair value and foreign exchange	121	38	(1)	18	(177)	(1)	56	55
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(6)	-	-	(52)	(58)	-	(58)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	(39)	-	(4)	(4)	(47)	-	(47)
Net investment losses related to
other-than-temporary impairments	-	(45)	-	(4)	(56)	(105)	-	(105)
Net gains (losses) on extinguishment of debt	-	-	-	(2)	2	-	-	-
Other net realized gains (losses)	-	1	-	5	1	7	-	7
Revenues of consolidated VIEs:
Net investment income	-	53	-	-	11	64	3	67
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	8	-	-	-	8	10	18
Net gains (losses) on extinguishment of debt	-	-	-	-	49	49	-	49
Total revenues	838	1,871	54	208	(127)	2,844	(409)	2,435

Expenses:
Losses and loss adjustment	21	29	-	-	-	50	-	50
Amortization of deferred acquisition costs	103	112	-	-	-	215	(165)	50
Operating	145	135	59	123	16	478	(97)	381
Interest	-	237	-	57	102	396	(112)	284
Expenses of consolidated VIEs:
Operating	-	20	-	-	98	118	(101)	17
Interest	-	42	-	-	13	55	-	55

Total expenses	269	575	59	180	229	1,312	(475)	837

Pre-tax income (loss)	$569	$1,296	$(5)	$28	$(356)	$1,532	$66	1,598

Provision (benefit) for income taxes								364

Net income (loss)								$1,234

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Twelve months ended December 31, 2011	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$283	$222	$-	$-	$-	$505	$(49)	$456
Refunding premiums earned	171	8	-	-	-	179	(30)	149
Total premiums earned	454	230	-	-	-	684	(79)	605
Net investment income	216	77	-	2	78	373	10	383
Fees and reimbursements	8	116	67	154	-	345	(295)	50
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	2	(2,373)	-	-	-	(2,371)	-	(2,371)
Unrealized gains (losses) on insured derivatives	-	(441)	-	-	-	(441)	-	(441)
Net change in fair value of insured derivatives	2	(2,814)	-	-	-	(2,812)	-	(2,812)
Net gains (losses) on financial instruments at
fair value and foreign exchange	96	69	-	23	(283)	(95)	(4)	(99)
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(99)	-	(14)	(12)	(125)	-	(125)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	37	-	6	(19)	24	-	24
Net investment losses related to
other-than-temporary impairments	-	(62)	-	(8)	(31)	(101)	-	(101)
Net gains (losses) on extinguishment of debt	-	-	-	-	24	24	2	26
Other net realized gains (losses)	(31)	1	-	25	4	(1)	-	(1)
Revenues of consolidated VIEs:
Net investment income	-	52	-	-	15	67	3	70
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	30	-	-	12	42	17	59
Other net realized gains (losses)	-	255	-	-	-	255	8	263

Total revenues	745	(2,046)	67	196	(181)	(1,219)	(338)	(1,557)

Expenses:
Losses and loss adjustment	4	(84)	-	-	-	(80)	-	(80)
Amortization of deferred acquisition costs	89	136	-	-	-	225	(162)	63
Operating	77	145	64	114	12	412	(104)	308
Interest	-	138	-	58	129	325	(25)	300
Expenses of consolidated VIEs:
Operating	-	31	-	-	68	99	(70)	29
Interest	-	43	-	-	19	62	-	62

Total expenses	170	409	64	172	228	1,043	(361)	682

Pre-tax income (loss)	$575	$(2,455)	$3	$24	$(409)	$(2,262)	$23	(2,239)

Provision (benefit) for income taxes								(920)

Net income (loss)								$(1,319)

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION (1)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Adjusted pre-tax income (loss)	$110	$(252)	$(708)	$(497)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	17	(117)	79	(49)
Mark-to-market gain (loss) on insured credit derivatives	397	361	1,870	(310)
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives and LAE	(315)	1,066	(357)	1,383
Pre-tax income (loss)	$839	$(1,074)	$1,598	$(2,239)

STRUCTURED FINANCE & INTERNATIONAL INSURANCE (MBIA CORP.)
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION (1)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Adjusted pre-tax income (loss)	$(13)	$(300)	$(983)	$(688)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	16	(116)	52	(74)
Mark-to-market gain (loss) on insured credit derivatives	397	361	1,870	(310)
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives and LAE	(315)	1,066	(357)	1,383
Pre-tax income (loss)	$715	$(1,121)	$1,296	$(2,455)

(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:

			December 31, 2012	December 31, 2011	Change

Reported Book Value			$16.22	$8.80	$7.42

Adjustments for items included in book value per share (after-tax):

Cumulative net loss from consolidating certain VIEs (1)			0.59	0.82	($0.23)

Cumulative unrealized loss on insured credit derivatives			9.70	16.12	($6.42)

Net unrealized (gains) losses included in OCI			(0.47)	0.85	($1.32)

Adjustments for items not included in book value per share (after-tax):

Net unearned premium revenue (2) (3)			9.49	11.65	($2.16)

Cumulative impairments on insured credit derivatives			(4.85)	(3.74)	($1.11)

Adjusted Book Value (4)			$30.68	$34.50	($3.82)

(1)	Represents the impact on consolidated total equity of VIEs that are not considered business enterprises of the Company.
(2)	The discount rate on financial guarantee installment premiums was the risk free rate as defined by accounting principles for financial guarantee insurance contracts and the discount rate on insured derivative installment revenue and impairments was 5.0%.
(3)	The amounts consist of installment and upfront financial guarantee premiums, insured derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

Net Income (Loss) per Common Share:
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2012	2011	2012	2011
	Basic	$3.27	($3.23)	$6.36	($6.69)
	Diluted	$3.26	($3.23)	$6.33	($6.69)

Weighted-Average Number of Common Shares Outstanding:

	Basic	194,086,613	193,304,376	193,842,435	197,019,968
	Diluted	195,104,544	193,304,376	194,904,830	197,019,968

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation

	December 31, 2012	December 31, 2011

Policyholders' surplus	$1,999	$1,424
Contingency reserve	1,249	1,385

Statutory capital	3,248	2,809

Unearned premium reserve	2,041	2,485
Present value of installment premiums (1)	217	239

Premium resources (2)	2,258	2,724

Net loss and loss adjustment expense reserves (1)	(109)	(3)
Salvage reserves	262	161
Gross loss and loss adjustment expense reserves	153	158

Total claims-paying resources	$5,659	$5,691

Net debt service outstanding	$519,458	$635,653

Capital ratio (3)	160:1	226:1

Claims-paying ratio (4)	107:1	134:1

MBIA Insurance Corporation
	December 31, 2012	December 31, 2011

Policyholders' surplus	$965	$1,597
Contingency reserve	493	706

Statutory capital	1,458	2,303

Unearned premium reserve	600	607
Present value of installment premiums (5)	1,035	1,226

Premium resources (2)	1,635	1,833

Net loss and loss adjustment expense reserves (5)	(2,448)	(2,266)
Salvage reserves (6)	4,628	4,249
Gross loss and loss adjustment expense reserves	2,180	1,983

Total claims-paying resources	$5,273	$6,119

Net debt service outstanding	$145,763	$180,805

Capital ratio (3)	100:1	79:1

Claims-paying ratio (4)	31:1	33:1
(1)	At December 31, 2012 and December 31, 2011 the discount rate was 4.54% and 4.77%, respectively.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	At December 31, 2012 and December 31, 2011 the discount rate was 5.72% and 5.59%, respectively.
(6)	The amount primarily consists of expected recoveries related to the Company's put-back claims of ineligible mortgage loans.

CONTACT:
MBIA Inc.
Media:
Kevin Brown, +1-914-765-3648
or
MBIA Inc.
Investor Relations:
Greg Diamond, +1-914-765-3190